Exhibit 99.1

Fiscal Year 2023 Grid Performance Summaries

Kansas Grid Performance

Cattle delivered during fiscal year 2023 on the U.S. Premium Beef (USPB) Kansas grid had the second highest premium of $72.82 per head more than the average cash market in Kansas. This was down slightly from the record high set during the previous year.

During 2023, the U.S. beef industry harvested one million less fed cattle than the previous year. Much of that decrease was due to a reduction in Saturday harvests. This was related to a decrease in the total number of cattle available, which was due to drought. Yet, the total fed cattle slaughter in 2023 was still 2.5 million head more than 2015 which was the low point in the previous 10-year cattle cycle. The percent heifers in the 2023 industry harvest of fed cattle was the highest in the past 22 years.

This is evidence that heifer retention has not yet started in the industry. The Kansas live fed market averaged $173.36 per cwt, which was record high, but softened during the last two months of the year.

Table 1 on page 2 lists the carcass grid performance and some of the grid inputs for the last four years for the Kansas grid. Quality rewards in the boxed beef market continued to be high. The Choice/Select spread was record high, and premiums used on the USPB grid for Prime and Certified Angus Beef ® (CAB) were above average during company history. The sum of those premiums is referred to as the “total quality premium.” During the past three years, total quality premium has been the three highest values in company history. Quality grade premiums used on the grid are shown in Figure 1. USPB carcasses and those throughout the industry continued to have high quality grades. Prime percentage was the second best for USPB carcasses and third highest for the entire industry according to USDA reports.

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Prime levels were at their greatest in 2020 due to the pandemic backlog of cattle but have remained relatively high since then. USPB percentage of Choice and Prime was nearly identical to the previous year. Figure 2 shows the percent Choice and Prime for USPB cattle, industry average and the threshold used on the Base grid.

Table 1. USPB Benchmark Performance Table — KS Plants

Table 1	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024 YTD (Jan 1 - Jan 27)	
	ALL	ALL	ALL	ALL	ALL	Top 25%
In Weight	760	761	751	739	779	797
Days Fed	168	173	175	181	175	166
Live Weight	1,366	1,370	1,363	1,350	1,352	1,382
Carcass Weight	876	875	872	862	858	891
Yield, %	64.11	63.92	63.97	63.84	63.44	64.51
Prime, %	7.88	6.68	7.02	7.65	6.88	11.03
Choice & Prime, %	88.70	86.58	86.33	86.26	86.27	92.62
CAB, %	27.24	25.88	26.00	27.43	28.47	32.88
Over 30 months, %	2.25	2.16	2.20	2.23	2.66	1.44
Yield Grade 1, %	8.92	9.02	9.24	8.99	6.14	4.43
Yield Grade 2, %	33.49	33.63	34.76	34.46	33.45	28.41
Yield Grade 3, %	41.14	41.33	40.91	41.27	43.64	45.31
Yield Grade 4, %	14.59	14.37	13.57	13.75	14.99	19.46
Yield Grade 5, %	1.87	1.64	1.52	1.53	1.77	2.40
Avg. Yield Grade	2.67	2.66	2.63	2.64	2.73	2.87
Lightweight, %	0.17	0.16	0.17	0.52	1.55	0.58
Heavyweight, %	1.87	1.64	1.52	1.35	1.44	3.06
Quality Grade	$27.89	$41.80	$57.56	$53.77	$54.78	$83.11
Yield Benefit	$18.16	$14.01	$17.24	$15.57	$1.19	$41.29
Yield Grade	$2.96	$5.57	-$0.24	-$0.02	-$1.47	-$7.00
Outweights	-$5.01	-$3.19	-$2.97	-$3.09	-$5.84	-$5.65
Steer	$5.96	$6.51	$5.95	$5.96	$6.32	$6.23
Subtotal Premium	**$49.96**	**$64.70**	**$77.54**	**$72.19**	**$54.98**	**$117.98**
Natural	$0.81	$1.10	$0.70	$0.63	$0.82	$3.23
Overall Premium	**$50.77**	**$65.80**	**$78.24**	**$72.82**	**$55.80**	**$121.21**
Top 75% Premium	$65.70	$82.91	$98.14	$94.23	$79.26	---
Top 50% Premium	$77.39	$98.92	$117.35	$112.25	$97.34	---
Top 25% Premium	$93.05	$123.22	$146.68	$137.50	$121.21	---
Prime Premium $/cwt	$12.43	$27.23	$35.12	$22.86	$17.80	$17.80
CAB Premium $/cwt	$4.39	$5.64	$6.89	$5.03	$5.87	$5.87
CH/SE Spread $/cwt	$12.02	$18.50	$18.02	$22.53	$23.91	$23.91
Steer, %	44.26	47.51	43.51	44.00	45.90	42.90
Black-hided %	74.76	74.57	75.35	76.33	78.17	82.78
Total cond. liver %	20.31	20.32	18.75	22.06	22.64	20.21
Open abscess liver %	2.64	3.08	3.02	4.86	4.94	4.05

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Quality grade premium per head was the second largest due to the combination of strong quality grades of cattle and high premiums used on the grid. As usual, quality grade premium was the largest subtotal and accounted for 74% of the overall premium.

Even though the industry is producing higher levels of quality in recent years, the demand for Choice or higher grading beef remains strong. It does appear that inflation kept Prime and CAB premiums from being as strong during the fourth quarter (Q4) this year compared to Q4 the previous two years when those premiums were extremely high.

Fortunately, the Choice/Select spread was very strong during the latter half of 2023. The percentage of yield grade 4 and 5 carcasses on the USPB grid has been consistent during the previous four years. However, the plant average threshold on the grid decreased during the past two years. Figure 3 includes the yield grade 4 and 5 percentage for USPB cattle and the plant average threshold. In September 2023, grid changes went into effect that included locking the threshold of yield grade 4s and 5s at 14% and 1%, respectively.

Live and carcass weights of USPB cattle at harvest were 13 and 10 pounds lighter than the previous year, respectively. By comparison, industry average steer slaughter weights were 2 pounds less and heifers decreased nearly 8 pounds from the previous year.

Placement, or in weights, of USPB cattle were the lightest in 11 years. This is likely due to drought and less total feeder cattle available which pulled feeders into feedlots at lighter weights. Days on feed were record high. This resulted in 611 pounds of total apparent feedyard gain, the second largest in company history. Apparent average daily gain was 3.37 pounds per day which was similar to the company’s historical average of 3.40.

Heavyweight carcasses weighing 1,101 pounds or greater were down slightly from the elevated levels during the previous three years. In September 2023, a grid change increased the lightweight threshold from 575 to 650 and under.

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This caused the lightweight percentage to increase during the last four months of the year. In total, the outweight discount was similar to the previous two years.

Liver condemnation was record high. This is potentially related to the added days on feed. This data is shown on settlement sheets and USPB quarterly benchmark reports as a service of simply sharing information. There are no premiums or discounts.

However, lots with a higher percentage of condemned livers typically have lower yields, or dressing percentage, due to additional carcass trimming.

The percentage of “over 30 months” was the second highest. Some countries still restrict US exports to product from cattle under 30 months. This is a consequence of the 2003 Bovine Spongiform Encephalopathy (BSE) diagnosis in the US. The percentage has been higher during the past four years, although it remained under 2.5% of all USPB carcasses. It is surprising, however, to see the level remain high during 2023 even with lighter, and presumably younger, animals being placed on feed.

Total premium, shown in Figure 4, was the second highest at $72.82 per head more than if they were marketed on the average cash, live market in Kansas. This was about $5 lower than the record set during the previous year. In 26 years of delivering cattle on the USPB grid, quality grade has been the largest portion of the total premium for 25 of those years.

The top 25%, which are lots or groups with the highest premium that account for 25% of the total head count, was also second highest at $137.50 per head. The range in premium from the top 25% to the bottom 25% was record large.

The USPB grid continues to reward high quality cattle, even in times of record prices and a robust cash market. The US beef industry has drastically improved quality grades in the past 20 years and value-based grids like USPB have fueled that improvement. This increase in quality has not overloaded the market.

Instead, consumers are showing they prefer beef with higher quality grades. The USPB grid continues to be a valuable tool for producers to be rewarded for quality cattle. In turn, this allows National Beef to market greater quantities of higher grading, more valuable beef products. In total, 18.6 million head of cattle have been delivered on USPB grids to National Beef plants in Kansas during the company’s history.

Fiscal Year 2023 Iowa Grid Summary

Fiscal year 2023 was the fourth complete year of harvesting cattle on the USPB Iowa grid at the National Beef plant in Tama, Iowa. Grid performance is summarized in Table 2 on page 5 for cattle delivered to the Iowa plant. Grid premiums from Iowa cannot be compared directly to the Kansas grid. Only black-hided cattle are harvested at Tama. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard in Kansas.

Therefore, the Iowa grid does not have a “Yield benefit” like the Kansas grid. Instead, the benefit of the formula allowance that is added to the USDA dressed delivered price, is listed. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

The total number of cattle delivered decreased slightly from the previous year. The total head delivered was 88% of the total Iowa delivery rights available. Producers are utilizing this new grid in a region where grid marketing is less common. Combined with Kansas plant deliveries, the total USPB cattle delivered during fiscal year 2023 was 873,373 head, which was the second highest in company history.

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USPB cattle delivered to Iowa are consistently very high in quality grade each year. Compared to national averages of all cattle graded by USDA within the entire industry, USPB Iowa grid cattle are far superior. Figure 5 shows the 2023 Choice and Prime percentage of all cattle delivered on the Iowa grid, the Kansas grid and the overall industry average.

Iowa grid cattle are especially high in Prime percentage, surpassing 25% and setting a record high in 2023. This is nearly three times the 2023 USDA national average of 9%. Prime percentages for USPB and industry averages are shown in Figure 6. The CAB program quoted 31.4% of all black-hided cattle at CAB-licensed plants qualified for the brand within the Choice quality grade during 2022. By comparison, Iowa grid cattle averaged 34.5% in fiscal year 2023.

The superior quality grades are extremely valuable on the Iowa grid when the premiums in the marketplace are high. Prime is especially impactful on the Iowa grid. Figure 7 shows the quality grade premium per head and the total overall premium for each of the four years the grid has been available.

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Premiums decreased in fiscal year 2023 because of the lower Prime and CAB premiums used on the grid. The USPB grid premiums for Choice/Select spread, Prime and CAB are all driven by USDA boxed beef cutout reports.

The strong Choice/Select spread was supportive, but less impactful, on the Iowa grid since it has a higher Choice or better threshold of 90%. The Kansas grid is now fixed at 70%. These are just a few examples of differences between the two grids offered in different regions.

Cattle on the Iowa grid remained consistent in yield grade 4 percentage compared to the previous year but yield grade 5s decreased. Feeders using the Iowa grid are learning the value of feeding cattle to a fatter endpoint.

However, most of the cattle delivered are sorted visually and sold in load lots; over time from a single pen; when they reach the desired level of finish; or backfat thickness.

This can significantly improve the uniformity, especially when the feeder has built experience from multiple deliveries. Some smaller producers even share a truck to deliver smaller groups to try and maintain uniformity.

The Iowa grid has a fixed threshold of 90% Choice or better. However, it also has higher plant averages for yield grade 4s and 5s compared to the Kansas grid. With the inherent higher Prime levels in the Corn Belt, it makes sense to feed cattle to a fatter endpoint, especially when quality rewards are high. Figure 8 shows yield grade 4 & 5 percentage for USPB Iowa cattle and the plant average. Compared to the first two years, USPB carcasses have increased in yield grade 4 & 5 percentage. Yet they remained slightly below the plant average.

Similar to Kansas, Iowa grid cattle came into feedyards lighter and were fed more days for a record total apparent feedyard gain of 712 pounds. There was a larger percentage of heifers delivered during fiscal year 2023. By comparison, Iowa and Kansas grid cattle were very similar in steer to heifer mix. Iowa USPB cattle were 8 and 6 pounds lighter in live and carcass weights, respectively, from the previous year.

Total overall premium per head was $60.22 per head. This was more than $12 lower than the previous year, driven primarily by the lower quality grade premium which was a direct result of the lower premiums in the marketplace. Even with a significantly higher threshold for quality grade, the Iowa quality grade premium per head is still the largest subtotal and accounts for most of the overall premium.

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The top 25% averaged $122.90 per head while the top 50% averaged $96.93 per head more than selling on the average dressed delivered market in the Iowa/Minnesota region as reported by USDA.

If you have questions about the USPB Iowa grid, please call 866-877-2525. Iowa delivery rights are available from USPB at a lease rate of $7 per head. Iowa delivery rights are separate from Kansas USPB delivery rights.

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